Exhibit 99.1

cogint Announces Update on Business Combination with BlueFocus and Spin-Off of Data and
Analytics Company and Provides Business Update

BOCA RATON, FL – February 21, 2018 – Cogint, Inc. (NASDAQ: COGT) today announced an update to the transaction previously entered into with BlueFocus International Limited (“BlueFocus”). cogint had entered into a business combination with BlueFocus under which cogint and BlueFocus were to combine their businesses and cogint would spin-off its data and analytics business, Red Violet, into a separate public company. As a condition to closing the transaction, the parties sought regulatory approval by the Committee on Foreign Investment in the United States (CFIUS). As a result of the political climate regarding Chinese-based acquirers of U.S. companies, CFIUS has indicated its unwillingness to approve the transaction. Therefore, the parties have withdrawn their application and terminated the business combination agreement. cogint will continue with the accelerated spin-off of Red Violet, and expects to announce a record date for the spin-off within the next few weeks, subject to the SEC’s clearance of the Red Violet Registration Statement on Form 10 and meeting all other conditions to the spin-off. cogint’s Board of Directors has authorized management to establish a record date for the spin-off at the time all such conditions have been met and expects to declare a spin-off dividend of one share of Red Violet common stock for every four to five shares of cogint common stock held on the record date, subject to the requirements of the Delaware General Corporation Law.

“Despite a seamless CFIUS review process over the last several months, CFIUS has indicated its unwillingness to approve the transaction,” said Derek Dubner, CEO of cogint. “Undeterred by this decision stemming from the political climate surrounding China-based acquirers, we are committed to continuing to create shareholder value and proceeding with the spin-off of our data and analytics business, Red Violet, into an independent publicly-traded company and expect to distribute the shares to our shareholders as a dividend.”

“Additionally, our digital marketing business, Fluent, which we believe today is more valuable than the $415 million valuation assigned by the BlueFocus transaction, will be 100% owned by our shareholders, as a standalone public company, as opposed to 37% owned as originally contemplated by the BlueFocus transaction. While we will not be providing the associated cash dividend with the transaction, our shareholders will own 100% of two very valuable public companies. We are of the firm belief that the sum of the parts is worth greater than the valuation assigned to our company by today’s market.”

Upon the spin-off, Red Violet expects to have approximately $20 million in cash and no debt. Post spin-off, the Company expects Fluent to be profitable from day one.

Given Fluent’s performance in 2017 and year-to-date, the Company is providing full-year 2018 guidance for Fluent alone, as a standalone public company, of $238 — $245 million in revenue and $38 — $45 million in EBITDA.

About cogint™

At cogint, we believe that time is your most valuable asset. Through powerful analytics, we transform data into intelligence, in a fast and efficient manner, so that our clients can spend their time on what matters most – running their organizations with confidence. Through leading-edge, proprietary technology and a massive data repository, our data and analytical solutions harness the power of data fusion, uncovering the relevance of disparate data points and converting them into comprehensive and insightful views of people, businesses, assets and their interrelationships. We empower clients across markets and industries to better execute all aspects of their business, from managing risk, conducting investigations, identifying fraud and abuse, and collecting debts, to identifying and acquiring new customers. At cogint, we are dedicated to making the world a safer place, to reducing the cost of doing business, and to enhancing the consumer experience.

Note to Investors Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipate,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Such forward looking statements include statements relating to whether we will be able to achieve SEC clearance of Red Violet’s registration statement and the other conditions for the Red Violet spin-off; whether we will announce a record date for the Red Violet spin-off within the next few weeks; whether the spin-off dividend will be one share of Red Violet common stock for every four to five shares of cogint shares on the record date; whether Fluent is more valuable than the $415 million valuation assigned by the BlueFocus transaction; whether Fluent and Red Violet are worth more as separate independent public companies than together; whether Red Violet will have approximately $20 million in cash and no debt upon the spin-off; whether Fluent will be profitable from day one; and whether Fluent, as a standalone public company, will have 2018 revenue of $238-$245 million and 2018 EBIDTA of $38-$45 million. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Report on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q and other SEC filings, as well as other non-historical statements about our expectations, beliefs or intentions regarding our business, technologies and products, financial condition, strategies or prospect. Additional risks may include the diversion of management time on transaction-related issues; the ability to successfully separate cogint’s data and analytics operations and assets; and the risk that the common stock of Red Violet is not listed on NASDAQs. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Alex Partners, LLC
Scott Wilfong, 425-242-0891
President
Scott@alexpartnersllc.com

The Del Mar Consulting Group, Inc.
Bob Prag, (858) 794-9500
President
bprag@delmarconsulting.com